Exhibit 10.8

Amendment

December 1, 2006

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS WAIVER OF RIGHTS UNDER and AMENDMENT TO EMPLOYMENT AGREEMENT (“Waiver and Amendment”) is effective this 1st day of December 2006, between STERLING FINANCIAL CORPORATION (“Corporation”), and Thomas J. Sposito, II (“Executive”).

WHEREAS, Corporation and Executive executed an Employment Agreement, dated June 14, 2004 (“Employment Agreement”);

WHEREAS, The Pennsylvania State Banking Company and Pennsylvania State Bank were also parties to the Employment Agreement; and

WHEREAS, the Corporation and Executive desire to amend certain terms of the Employment Agreement and to limit the parties to the Employment Agreement, as amended, to Corporation and Executive,

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, Corporation and Executive, each intending to be legally bound hereby, do covenant, acknowledge and confirm that:

1.

The parties to the Employment Agreement, as amended by this Waiver and Amendment, will be limited to Corporation and Executive. Any obligations that Executive owed to The Pennsylvania State Banking Company or Pennsylvania State Bank under the Employment Agreement, as amended, will be owed to Corporation and all benefits under the Employment Agreement, as amended, that inured to The Pennsylvania State Banking Company or Pennsylvania State Bank will inure to Corporation. All obligations owed by The Pennsylvania State Banking Company or Pennsylvania State Bank under the Employment Agreement, as amended, will be assumed by Corporation.

2.	This Waiver and Amendment amends Section 1 of the Employment Agreement as set forth herein.
3.	Section 1 of the Employment Agreement is hereby amended to read as follows:
(a)	Sterling hereby agrees to employ Executive and Executive hereby agrees to serve as Chief Banking Officer of Sterling.

Amendment

December 1, 2006

(b)

Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and as Chief Banking Officer of Sterling. During the Term of Employment, Executive shall not, without the prior consent of the Board of Directors of Sterling, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than Sterling, its subsidiaries and affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior written permission of the Board of Directors of Sterling, hold such other directorships or part time academic appointments or have such other business affiliations as would otherwise be prohibited under this Section 1.

4.	This Waiver and Amendment amends Section 2(a)(vii) of the Employment Agreement as set forth herein.
5.	Section 2(a)(vii) of the Employment Agreement is hereby amended to read as follows:

Executive’s resignation for “Good Reason.” “Good Reason” shall mean Executive’s resignation at any time before or on December 31, 2007 for any reason whatsoever.

6.	This Waiver and Amendment amends Section 2(c) of the Employment Agreement as set forth herein.
7.	Section 2(c) of the Employment Agreement is hereby amended to read as follows:
(c)

In the event that the term of the employment shall be terminated for any reason set forth in Section 2(a)(vi) or 2(a)(vii) hereof at any time before June 30, 2007, Executive shall be entitled to receive:

8.	The remainder of Section 2(c), specifically subsections (i)-(iv), remain as originally stated in the Employment Agreement; there are no amendments to these subsections.
9.	This Waiver and Amendment amends Section 2(d) of the Employment Agreement as set forth herein.

Amendment

December 1, 2006

10.	Section 2(d) of the Employment Agreement is hereby amended to read as follows:
(c)

In the event that the Term of Employment shall be terminated for any reason set forth in Section 2(a)(vi) or 2(a)(vii) hereof at any time between July 1, 2007 and December 31, 2007 , Executive shall be entitled to receive:

(i)	any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and
(ii)

for the period commencing on the date immediately following the Termination Date and ending one (1) year later, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of Sterling with respect to executive personnel presently in effect or as they may be modified by Sterling from time to time; and

* * *

11.	The remainder of section 2(d), specifically subsection (iii), remains as originally stated in the Employment Agreement; there are no amendments to subsection (iii).
12.	This Waiver and Amendment amends section 2(e) as set forth herein.

Amendment

December 1, 2006

13.	Section 2(e) is hereby amended to read as follows:
(e)

(i) Notwithstanding any other provision hereof to the contrary, in the event any payments or benefits Executive may become entitled to pursuant to section 2(c) or 2(d) hereof or any other payments or benefits received or to be received by Executive in connection with the Merger (whether pursuant to the terms of any other agreement, plan, arrangement, or otherwise) (collectively the “Severance Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Sterling shall pay to Executive an additional amount (the “Gross-Up Payments”) so that the net amount retained by Executive, after deduction of the Excise Tax (but before deduction for any federal, state or local income tax) on the Severance Payments and after deduction for the aggregate of any federal, state, or local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Severance Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code and as subject to the Excise Tax, unless and to the extent, in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any non-cash benefits or any deferred payment or benefit (constituting a part of the Severance Payments) shall be determined by Sterling’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the Termination Date. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to Sterling promptly after the time that the amount of such reduction in Excise Tax is finally determined the amount of the reduction, together with interest on the amount of such reduction at the rate of six percent per annum from the date of the Gross-Up Payment, plus, if in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payment (or a portion thereof) was not taxable income to Executive when reported or is deductible by Executive for federal income tax purposes, the net federal income tax benefit Executive actually realized as a result of making such payment pursuant to this sentence. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to exceed the amount taken into account hereunder, Sterling shall make an additional Gross-Up Payment in the manner set forth above in respect of such excess (plus any interest, additions to tax, or penalties payable by Executive with respect to such excess) promptly after the time that the amount can be reasonably determined.

(ii) The payments provided for in subsection (i) above, shall be made not later than the fifth (5th) business day following the Termination Date; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Sterling shall pay to Executive on such day an estimate, as determined in good faith by Sterling, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of six percent per annum) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Sterling to Executive, payable on the fifth (5th) day after demand by the Bank (together with interest at the rate of six percent per annum).

Amendment

December 1, 2006

14.	This Waiver and Amendment amends section 3(a)(i) as set forth herein.
15.	Section 3(a)(i) is hereby amended to read as follows:

3. Compensation. For the services to be performed by Executive for Sterling under this Agreement, Executive shall be compensation in the following manner:

(a)	Salary. During the term of employment:

(i) Sterling shall pay Executive a salary which on an annual basis shall not be less than $200,000.58, assuming Executive performs competently. Salary shall be payable in accordance with the normal payroll practice of Sterling with respect to executive personnel as presently in effect or as may be modified by Sterling from time to time.

16.	This Waiver and Amendment deletes section 4 of the Employment Agreement in its entirety.
17.	Sterling shall provide Executive with a change of control agreement effective January 1, 2008, provided that Executive’s employment has not otherwise been terminated.
18.	The Employment Agreement shall continue in full force and effect until terminated, subject to this Waiver and Amendment.
19.	This Waiver and Amendment has been executed in accordance with and satisfies the requirements of Section 11 of the Employment Agreement.

Amendment

December 1, 2006

20.	Any notice obligations owed to Executive with respect to this Waiver and Amendment, pursuant to Section 8 of the Employment Agreement or otherwise, have been satisfied.
21.

The Executive waives any and all rights to claim that this Waiver and Amendment has not been executed in accordance with the provisions of or is in breach of the Employment Agreement, including without limitation, the requirements set forth in Sections 11 and 8 of the Employment Agreement.

22.

The modifications and amendments to the Employment Agreement, as set forth in this Waiver and Amendment, shall not constitute a termination “without cause” as set forth in section 2(a)(vi) of the Employment Agreement or constitute Good Reason, as defined in section 2(a)(vii) of the Employment Agreement, for Executive to terminate the Employment Agreement and Executive waives any and all rights to claim termination without cause or to terminate the Employment Agreement for Good Reason as a result of anything contained in this Waiver and Amendment.

23.	This Waiver and Amendment shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

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Amendment

December 1, 2006

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Amendment on the date first written above, by placing their signatures or having their authorized representatives sign below.

ATTEST:	STERLING FINANCIAL CORPORATION
/s/ Kathleen A. Prime	By:	/s/ J. Roger Moyer, Jr.

J. Roger Moyer, Jr. President and Chief Executive Officer

WITNESS:	Executive:
/s/ Kathleen A. Prime	/s/ Thomas J. Sposito, II

Thomas J. Sposito, II

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into this 14th day of June, 2004, by and among THOMAS J. SPOSITO, II (“Executive”) and PENNSYLVANIA STATE BANK, a Pennsylvania banking institution having its principal office in Camp Hill, Pennsylvania (the “Bank”), THE PENNSYLVANIA STATE BANKING COMPANY, a Pennsylvania corporation having its principal office in Camp Hill, Pennsylvania (“Pennsylvania”), and STERLING FINANCIAL CORPORATION, a Pennsylvania corporation having its principal office in Lancaster, Pennsylvania (“Sterling”).

WITNESSETH THAT:

WHEREAS, the Bank is a wholly-owned subsidiary of Pennsylvania;

WHEREAS, the Executive and the Bank are parties to that certain Employment Agreement dated as of August 7, 2002 (the “2002 Employment Agreement”) pursuant to which the Bank has agreed to employ the Executive as its President and Chief Executive Officer;

WHEREAS, the Executive, the Bank and Pennsylvania are parties to that certain Amendment No. 1 to the 2002 Employment Agreement dated as of March 16, 2004 (the “2004 Amendment”) pursuant to which the Executive, the Bank and Pennsylvania agreed to amend the Employment Agreement to add Pennsylvania as an employer party thereto (the 2002 Employment Agreement and the 2004 Amendment are hereinafter collectively referred to as the “Pennsylvania Employment Agreement”);

WHEREAS, the Executive and Pennsylvania are parties to that certain letter agreement dated as of March 16, 2004 providing for certain benefits to the Executive upon the termination of the Executive’s employment subsequent to a change in control of Pennsylvania (the “Pennsylvania Change in Control Agreement”);

WHEREAS, Pennsylvania and Sterling are parties to that certain Agreement and Plan of Merger dated as of June 14, 2004 (the “Merger Agreement”) pursuant to which Pennsylvania will merge with and into Sterling, with Sterling as the surviving corporation (the “Merger”);

WHEREAS, upon the completion of the Merger, the Bank will become a wholly-owned subsidiary of Sterling;

WHEREAS, the Merger will constitute a change in control of Pennsylvania under the Pennsylvania Change in Control Agreement;

WHEREAS, the parties disagree as to whether or not, upon the completion of the Merger, the conditions precedent to the Executive’s receipt of the benefits provided under the Pennsylvania Change in Control Agreement will have been satisfied;

WHEREAS, the Bank and Sterling desire to resolve such disagreements, terminate the Pennsylvania Employment Agreement and the Pennsylvania Change in Control Agreement, and employ the Executive as the President and Chief Executive Officer of the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to resolve such disagreements, terminate the Pennsylvania Employment Agreement and the Pennsylvania Change in Control Agreement, accept employment as the President and Chief Executive Officer of the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1. Employment Responsibilities and Duties.

(a) The Bank hereby agrees to employ Executive and Executive hereby agrees to serve as President and Chief Executive Officer of the Bank.

(b) Contingent upon Executive qualifying under the Bank’s Bylaws, the Bank hereby agrees to cause Executive to be elected to the board of directors of the Bank throughout the Term of Employment (hereinafter defined).

(c) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which the Bank has been a party prior to the date of this Agreement and the expansion of the customer relationships of the Bank subsequent to the date of this Agreement. During the Term of Employment, Executive shall not, without the prior written consent of the Board of Directors of Sterling, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than the Bank or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior written permission of the Board of Directors of Sterling, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

2. Term of Employment.

(a) The term of Executive’s employment under this Agreement (“Term of Employment”) shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the “Commencement Date”), and continue until the Termination Date, which shall mean the earliest to occur of:

(i) January 16, 2008; or

(ii) the death of Executive; or

(iii) Executive’s inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

(iv) the discharge of Executive by the Bank “for cause,” which shall mean one or more of the following:

(A) any willful or gross misconduct by Executive with respect to the business and affairs of the Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

(B) the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by the Bank;

(C) Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined);

(D) the breach by Executive of any representation or warranty in section 7(a) hereof or of any agreement contained in sections 1, 5, 6, or 7(b) hereof, which breach is material and adverse to the Bank or any of its affiliates for which Executive is assigned material responsibilities or duties; or

(E) for purposes of section 4 hereof, as defined in section 4(c) hereof; or

(v) Executive’s resignation from his position as President and Chief Executive Officer of the Bank other than for “Good Reason,” as hereinafter defined; or

(vi) the termination of Executive’s employment by the Bank “without cause,” which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), (v) or (vii) of this section 2(a), at any time, upon the thirtieth (30th) day following prior written notice to Executive from the Bank or Sterling; or

(vii) Executive’s resignation for “Good Reason.” “Good Reason” shall mean, (A) Executive’s resignation at any time during the two (2) year period commencing on the Commencement Date for any reason whatsoever or, (B) without Executive’s express written consent, reassignment of Executive to a position other than as President and Chief Executive Officer of the Bank other than “for cause,” or a decrease in the amount of Executive’s salary from the amount established in section 3(a) hereof, or, (C) for purposes of section 4 hereof, as defined in section 4(a)(iv) hereof.

(b) In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall be accrued as of the Termination Date; and

(ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid annual vacation, personal and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

(c) In the event that the Term of Employment shall be terminated for any reason set forth in section 2(a)(vi) or 2(a)(vii) hereof at any time during the two (2) year period commencing on the Commencement Date, Executive shall be entitled to receive:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii) severance pay in an amount equal to two (2) times Executive’s “Base Amount,” which for purposes of this section 2(c)(ii) means Executive’s average annual compensation includible in gross income for federal income tax purposes for the three (3) years immediately preceding the year in which the Commencement Date occurs, including base salary, non-deferred amounts under annual incentive, long-term performance, and profit sharing plans, distributions of previously deferred amounts under such plans, and ordinary income recognized with respect to stock options. The Executive, at Executive’s election, will be paid the severance pay in either (i) 24 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sterling or the Bank shall be taken into account; and

(iii) for one year after the Termination Date, continued participation in all non-cash employee benefit plans, programs or arrangements (including, without limitation, pension and retirement plans and arrangements, stock option plans, life insurance and health and accident plans and arrangements, medical insurance plans, disability plans, and vacation plans) in which Executive was entitled to participant immediately prior to the Termination Date, provided that Executive’s continued participation is possible after termination under the general terms and provisions of such plans, programs, and arrangements, and further provided, however, that if Executive becomes eligible to participate in a benefit plan, program or arrangement of another employer which confers substantially the same benefits upon Executive, Executive shall cease to receive benefits under this subsection in respect of such plan, program or arrangement. In the event Executive’s participation in any such plan, program or arrangement is barred, the Bank or Sterling, as the case may be, shall arrange to provide to Executive benefits substantially similar to those which Executive would have received under such plans, programs or arrangements; and

(iv) such rights as Executive may have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which Executive participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid time off accrued as of the Termination Date pursuant to section 3(c) hereof.

(d) In the event that the Term of Employment shall be terminated for any reason set forth in section 2(a)(vi) or 2(a)(vii) (B) or (C) hereof at any time after the expiration of the two (2) year period commencing on the Commencement Date, Executive shall be entitled to receive:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii) for the period commencing on the date immediately following the Termination Date and ending upon and including January 16, 2008, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of the Bank with respect to executive personnel as presently in effect or as they may be modified by the Bank from time to time; and

(iii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which Executive participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid time off accrued as of the Termination Date pursuant to section 3(c) hereof.

(e) (i) Notwithstanding any other provision hereof to the contrary, in the event any payments or benefits Executive may become entitled to pursuant to section 2(c) hereof or any other payments or benefits received or to be received by Executive in connection with the Merger or termination of Executive’s employment within two (2) years after the Commencement Date (whether pursuant to the terms of any other agreement, plan, arrangement, or otherwise) (collectively the “Severance Payments”) will be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay to Executive an additional amount (the “Gross-Up Payments”) so that the net amount retained by Executive, after deduction of the Excise Tax (but before deduction for any federal, state or local income tax) on the Severance Payments and after deduction for the aggregate of any federal, state, or local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Severance Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code and as subject to the Excise Tax, unless and to the extent, in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any non-cash benefits or any deferred payment or benefit (constituting a part of the severance Payments) shall be determined by Sterling’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the Termination Date. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Bank promptly after the time that the amount of such reduction in Excise Tax is finally determined the amount of the reduction, together with interest on the amount of such reduction at the rate of six percent per annum from the date of the Gross-Up Payment, plus, if in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payment (or a portion thereof) was not taxable income to Executive when reported or is deductible by Executive for federal income tax purposes, the net federal income tax benefit Executive actually realized as a result of making such payment pursuant to this sentence. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to exceed the amount taken into account hereunder, the Bank shall make an additional Gross-Up Payment in the manner set forth above in respect of such excess (plus any interest, additions to tax, or penalties payable by Executive with respect to such excess) promptly after the time that the amount can be reasonably determined.

(ii) The payments provided for in subsection (i) above, shall be made not later than the fifth (5th) business day following the Termination Date; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Bank shall pay to Executive on such day an estimate, as determined in good faith by the Bank, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of six percent per annum) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Bank to Executive, payable on the fifth (5th) day after demand by the Bank (together with interest at the rate of six percent per annum).

3. Compensation. For the services to be performed by Executive for the Bank under this Agreement, Executive shall be compensated in the following manner:

(a) Salary. During the Term of Employment:

(i) the Bank shall pay Executive a salary which, on an annual basis, shall not be less than $167,200, assuming Executive performs competently. Salary shall be payable in accordance with the normal payroll practices of Sterling with respect to executive personnel as presently in effect or as they may be modified by Sterling from time to time.

(ii) Executive shall be eligible to be considered for salary increases, upon review, in accordance with the compensation policies of Sterling with respect to executive personnel as presently in effect or as they may be modified by Sterling from time to time.

(iii) Executive shall be entitled to receive annual performance bonuses, in accordance with the Sterling bonus program(s) as in effect from time to time during the Term of Employment under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates.

(b) Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of Sterling as presently in effect or as they may be modified by Sterling from time to time, under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates, including, without limitation, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement.

(c) Paid Time Off. During the Term of Employment, Executive shall be entitled to paid time off in accordance with the policies of Sterling as in effect as of the Commencement Date or as may be modified by Sterling from time to time as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates; provided that Executive shall be entitled to no less than twenty-five (25) days under Sterling’s paid time off program.

(d) Automobile. During the Term of Employment, Executive shall be entitled to the use of an automobile owned or leased by the Bank, the make, model, and year of which automobile shall be appropriate to an officer of Executive’s rank employed by Sterling or its affiliates. The Bank shall be responsible for all expenses of ownership and use of such automobile, subject to reimbursement of expenses for personal use in accordance with section 3(f).

(e) Country Club Dues. Executive shall be reimbursed for an initiation fee, dues and assessments incurred in relation to a full membership in a country club mutually agreed upon by Executive and Sterling.

(f) Withholding. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

(g) Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses (including telecommunications equipment) incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be required, in accordance with such policies of Sterling as are in effect as of the Commencement Date and as may be modified by Sterling from time to time, under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates.

(h) Trade Association/Continuing Education Meetings. The Bank shall pay for all expenses incurred by the Executive to attend one trade association or continuing education meeting per year.

4. Sterling Change in Control.

(a) Termination for Good Reason after Sterling Change in Control. If a Sterling Change in Control (as defined in section 4(a)(ii) hereof) occurs and, in anticipation thereof, concurrently therewith or thereafter during the Term of Sterling Change in Control (as defined in section 4(a)(iii) hereof) an event constituting Good Reason (as defined in section 4(a)(iv) hereof) also occurs with respect to the Executive, Executive may terminate Executive’s employment in accordance with the provisions of section 4(a)(i) hereof and, thereupon, will become entitled to the payments described in section 4(b) hereof.

(i) Notice of Termination. Upon the occurrence of a Sterling Change in Control and an event of Good Reason as contemplated by section 4(a) above, the Executive may, within 90 days after the occurrence of any such event of Good Reason, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sterling, whereupon Executive will become entitled to the payments described in section 4(b) hereof. In the case of a termination described in section 4(a)(iv)(A) hereof, the Executive will confirm Executive’s involuntary termination, in writing, within 90 days after the date of such termination, and such confirmation will be deemed a Notice of Termination.

(ii) Sterling Change in Control Defined. As used in this section 4, the term “Sterling Change in Control” means any of the following:

(A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), other than Sterling, the Bank, a subsidiary of Sterling or the Bank, an employee benefit plan of Sterling or the Bank or a subsidiary of Sterling or the Bank, (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Sterling or the Bank representing more than 20% of the combined voting power of Sterling’s or the Bank’s, as the case may be, then outstanding securities;

(B) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of Sterling or the Bank to an entity which is not a direct or indirect subsidiary of Sterling or the Bank;

(C) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving Sterling or the Bank, unless (A) the shareholders of Sterling or the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Sterling or the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially represent a majority of the directors of the surviving or resulting corporation; or

(D) any other event which is at any time irrevocably designated as a “Sterling Change in Control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Sterling.

(iii) Term of Sterling Change in Control Defined. Notwithstanding that the Term of Employment under this Agreement may terminate prior thereto, the term “Term of Sterling Change in Control”, as used in this section 4, means the period commencing two (2) years after the Commencement Date and terminating on December 31, 2010, provided that on such date, and each December 31 thereafter, the Term of Sterling Change in Control shall be automatically extended for an additional calendar year, unless either party gives written notice to the other, by no later than the preceding November 30, that it does not concur in such extension, and unless Executive’s employment with the Bank has been sooner terminated.

(iv) Good Reason Defined. As used in this section 4, the term “Good Reason” means any of the following events:

(A) the involuntary termination of the Executive, other than “for cause” as defined in section 4(c) hereof or by reason of “disability” as contemplated by section 4(e) hereof;

(B) a reduction in the Executive’s title, responsibility (including reporting responsibility) or authority as in effect immediately prior to the Sterling Change in Control; provided, however, that the assignment of the Executive to a position with a reasonably similar title, responsibility and authority will not constitute an event of Good Reason if the Executive’s actual or targeted compensation in such new position is not less than the Executive’s actual and targeted compensation immediately prior to the Sterling Change in Control;

(C) the assignment to the Executive of duties inconsistent with Executive’s position immediately prior to the Sterling Change in Control, except for an assignment of duties consistent with a position permitted in clause (B) above;

(D) a reduction in the Executive’s annual base salary in effect immediately prior to the Sterling Change in Control;

(E) reassignment of the Executive to a principal office which is more than 30 miles from the Executive’s principal office in Camp Hill, Pennsylvania;

(F) the failure to provide the Executive with welfare, pension, incentive compensation, fringe and other benefits to which Executive was entitled immediately prior to the Sterling Change in Control, unless such failure occurs by reason of a reduction or change in such benefits for employees generally or similarly situated executive employees of the corporation which is the acquiring, resulting or successor corporation in the Sterling Change in Control (or an affiliate thereof); or

(G) any material breach of this Agreement by the Bank or Sterling which is not cured within thirty (30) days after receipt of written notice of such breach from the Executive.

(b) Rights in the Event of Certain Terminations Following Sterling Change in Control. In the event the Executive validly and timely delivers a Notice of Termination to Sterling, the Executive will be entitled to receive the following payments and benefits:

(i) Basic Payments. The Executive will be paid an amount equal to two and one-half (2.5) times the Base Amount. “Base Amount”, for purposes of this section 4(b)(i) shall mean an amount equal to the average annual compensation payable by Sterling and the Bank to the Executive and includable by the Executive in gross income for the most recent five (5) taxable years, or such shorter period as the Executive shall have been employed by Sterling and the Bank, ending before the date on which the Sterling Change of Control occurred. The Executive, at Executive’s election, will be paid the Basic Payments in either (i) 30 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sterling, the Bank or an affiliate thereof shall be taken into account.

(ii) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a one-time lump sum cash payment equaling 25% of the Basic Payments calculated above will be paid to the Executive within 30 days following the Termination Date.

(iii) Stock Options. Upon a Sterling Change in Control, all stock options theretofore granted to the Executive by Sterling and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time or by virtue of Sterling or the Bank achieving certain performance objectives in accordance with the relevant provisions of any plan and any agreement.

(iv) Section 280G. Notwithstanding any other provisions of this section 4 or any other agreement entered into by the Executive with the Bank or Sterling (“Other Agreement”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Bank or Sterling for the direct or indirect provision of compensation to the Executive (including groups of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “ Benefit Plan”), the Executive shall not have any right to receive any payment or other benefit under this section 4, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Executive under this section 4, all Other Agreements, and all Benefit Plans, would cause any payment to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G of the Code as then in effect (a “Parachute Payment”). In the event that the receipt of any such payment or benefit under this section 4, any Other Agreement, or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive’s sole discretion, to designate those payments or benefits under this section 4, any Other Agreements and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Executive under this section 4 to be deemed to be a Parachute Payment.

(c) Termination For Cause. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon termination of the Executive’s employment by the Bank or Sterling for cause. As used in this section 4, the term “for cause” means:

(i) prior to a Sterling Change in Control, termination for any reason; and

(ii) concurrent with or following a Sterling Change in Control, termination following, (A) the Executive’s conviction or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days, (B) the Executive’s failure to follow the lawful instructions of the Bank or Sterling after receipt of written notice of such instructions from an appropriate corporate official, other than a failure resulting from the Executive’s incapacity because of physical or mental illness, or (C) a government regulatory agency recommends or orders in writing that the employment of the Executive be so terminated.

(d) Voluntary Termination, Retirement or Death. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon the voluntary termination of the Executive’s employment (other than in accordance with section 4(a) of this Agreement), Executive’s retirement or Executive’s death; provided, however, that if the Executive dies after a Notice of Termination is delivered by Executive in accordance with section 4(a)(i) of this Agreement, the payments described in section 4(b) of this Agreement will nonetheless be made to the person or persons determined pursuant to section 17(b) hereof.

(e) Disability. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon the termination of the Executive’s employment by reason of disability; provided, however, that if the Executive becomes disabled after a Notice of Termination is delivered by Executive in accordance with section 4(a)(i) of this Agreement, Executive will nonetheless be entitled to receive the payments described in section 4(b) of this Agreement. The term “disability” as used in this section 4(e) means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the services required of Executive by Executive’s then position with the Bank for a period for six (6) consecutive months.

5. Confidential Business Information; Non-Competition.

(a) Executive acknowledges that certain business methods, creative techniques, and technical data of Sterling, the Bank and their affiliates and the like are deemed by Sterling and the Bank to be and are in fact confidential business information of Sterling, the Bank and their affiliates. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of Sterling, the Bank and their affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to Sterling, the Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of Sterling, the Bank or their affiliates. In this regard, Sterling and the Bank assert proprietary rights in all of their business information and that of their affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive’s fields shall be considered to be “clearly in the public domain” for the purposes of the preceding sentence. Executive agrees that Executive will not disclose or divulge to any third party, except as may be required by Executive’s duties hereunder, by law, regulation, or order of a court or government authority, or as directed by Sterling or the Bank, nor shall Executive use, to the detriment of Sterling, the Bank or their affiliates, such confidential information obtained during the course of Executive’s employment by the Bank in any business or on behalf of any business competitive with or substantially similar to any business of the Bank or Sterling. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of the Bank, Sterling or their affiliates.

(b) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Sterling and the Bank and accordingly agrees that, during the Term of Employment with the Bank and for two (2) years following termination of the Term of Employment for any reason set forth in section 2(a)(vii)(A) hereof then, in consideration of the benefits to which Executive would then be entitled pursuant to section 2(c) hereof, Executive shall not, except as otherwise permitted in writing by Sterling and the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling or the Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and/or Equipment Finance, Inc., are engaged during the Term of Employment and remain so engaged on the Termination Date, in Cumberland, Dauphin, Lancaster and York Counties (the “Non-Competition Area”); or

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling, the Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and/or Equipment finance, Inc., are engaged during the Term of Employment and remain so engaged on the Termination Date in the Non-Competition Area; or

(iii) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Sterling, the Bank or any of their subsidiaries or affiliates, at any time during the Term of Employment or on the Termination Date, to become a customer or referral source of any person or entity engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling, the Bank or their subsidiaries or affiliates are engaged during the Term of Employment and remain so engaged on the Termination Date; or

(iv) directly or indirectly solicit, induce or encourage any employee of Sterling, the Bank or any of their subsidiaries or affiliates, who is employed by Sterling, the Bank or any of their subsidiaries or affiliates, to leave the employ of Sterling, the Bank or any of their subsidiaries or affiliates or to seek, obtain or accept employment with an person other than Sterling, the Bank or any of their subsidiaries or affiliates.

It is expressly understood and agreed that, although Executive, Sterling and the Bank consider the restrictions contained in this section 5(b) reasonable for the purpose of preserving for Sterling, the Bank and their subsidiaries and affiliates, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this section 5(b) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this section 5(b) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) Executive acknowledges and agrees that irreparable injury will result to Sterling and the Bank in the event of a breach of any of the provisions of this section 5 (the “Designated Provision”) and that Sterling and the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Sterling or the Bank may have, Sterling and the Bank shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction in Lancaster County, Pennsylvania, or elsewhere), to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

(d) It is the desire and intent of the parties that the provisions of this section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this section 5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 5 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to Sterling and the Bank, to the fullest extent permitted by applicable law, the benefits intended by this section 5.

6. Life Insurance. In light of the unusual abilities and experience of Executive, Sterling and the Bank in their discretion may apply for and procure as owner and for their own benefit insurance on the life of Executive, in such amount and in such form as Sterling or the Bank may choose. Sterling or the Bank shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of Sterling or the Bank, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Sterling or the Bank has applied for insurance.

7. Representations and Warranties.

(a) Executive represents and warrants to Sterling and the Bank that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

(b) Executive shall indemnify, defend, and hold harmless Sterling and the Bank for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which Sterling or the Bank has incurred or to which Sterling or the Bank may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 7(a) hereof to be true and correct when made.

8. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to the Bank:	Pennsylvania State Bank 1822 Market Street Camp Hill, PA 17011-4824 Attention: William E. Miller, Jr., Chairman

If to Sterling:	Sterling Financial Corporation 101 North Pointe Boulevard Lancaster, PA 17601 Attention: J. Roger Moyer, Jr., President and Chief Executive Officer

If to Executive:	Thomas J. Sposito, II 7608 Aynlee Way Harrisburg, PA 17112

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

9. Assignment. Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

10. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of law thereof. The parties hereby designate the Court of Common Pleas of Lancaster County, Pennsylvania to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the Commonwealth of Pennsylvania. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the court aforesaid.

11. Entire Agreement. This Agreement constitutes the entire understanding among the Bank, Sterling and Executive relating to the subject matter hereof. This Agreement shall not become effective unless and until the Effective Date (as defined in the Merger Agreement) of the Merger. In the event the Merger Agreement shall be terminated pursuant to the terms thereof prior to the completion of the Merger, this Agreement shall be concurrently terminated and deemed null, void and without force or effect. Upon the Commencement Date, any previous agreements or understandings between the parties hereto or between Executive and the Bank or any of its affiliates regarding the subject matter hereof, including without limitation the Pennsylvania Employment Agreement, the Pennsylvania Change in Control Agreement, any other change in control agreements to which Executive was a party, and all other terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, shall thereupon be hereby terminated and merged into and superseded by this Agreement, except that certain Supplemental Executive Retirement Plan Agreement dated July 1, 2002 by and between the Bank and the Executive shall not be amended, terminated or otherwise affected by the terms and conditions of this Agreement and shall remain and continue in full force and effect in accordance with the express terms and conditions thereof. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

12. Illegality; Severability.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

(b) If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

13. Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the “Arbitration Notice”). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten (10) years’ experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three (3) arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Middle District of Pennsylvania. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety (90) days after the date the matter is set for arbitration. In the event of any arbitration, the arbitrator or arbitrators shall have the power to award reasonable attorney’s fees to the prevailing party. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

14. Cost of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney’s fees and costs. Notwithstanding the foregoing, with respect any litigation arising under section 4 hereof, Executive shall not be responsible for Sterling’s or the Bank’s attorney’s fees and costs if the Executive’s action is brought in good faith.

15. Affiliation. A company will be deemed to be “affiliated” with Sterling or the Bank according to the definition of “Affiliate” set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule or regulations.

16. Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

17. Successors; Binding Agreement.

(a) Sterling and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Sterling or the Bank, as the case may be, to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that Sterling and the Bank, or any of their affiliates would be required to perform if no such succession had taken place. Failure by Sterling or the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “Sterling” and the “Bank” each means such entity, as herein before defined and any successor to the business and/or assets of such entity by operation of law, or otherwise.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.

18. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in section 2(c) or section 4 of this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided thereunder be reduced in the event Executive does secure employment.

19. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

PENNSYLVANIA STATE BANK
By:	/s/ William E. Miller, Jr.

William E. Miller, Jr. Chairman

THE PENNSYLVANIA STATE BANKING COMPANY
By:	/s/ William E. Miller, Jr.

William E. Miller, Jr. Chairman

STERLING FINANCIAL CORPORATION
By:	/s/ J. Roger Moyer, Jr.

J. Roger Moyer, Jr. President & Chief Executive Officer
/s/ Thomas J. Sposito, II

Thomas J. Sposito, II